PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

INTERIM FINANCIAL STATEMENTS

FEBRUARY 28, 2005

(Unaudited)

(Stated in U.S. Dollars)

PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

INTERIM BALANCE SHEET

(Unaudited)

(Stated in U.S. Dollars)

	FEBRUARY 28	NOVEMBER 30
	2005	2004
	(Unaudited)	(Audited)

ASSETS

Current
Cash	$33,483	$44,983
GST receivable	103	-
Inventory	1,100	-
Prepaid expense	471	-

	$35,157	$44,983

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,155	$2,980
Due to shareholder (Note 4)	-	2,450
	1,155	5,430

STOCKHOLDERS’ EQUITY

Share Capital (Note 5)
Authorized:
100,000,000 Common shares, par value $0.001 per share
10,000,000 Preferred shares, par value $0.001 per share
Issued and outstanding:
2,500,000 Common shares	2,500	2,500

Additional Paid-In Capital	43,500	43,500

Deficit Accumulated During The Development Stage	(11,998)	(6,447)
	34,002	39,553

	$35,157	$44,983

PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

INTERIM STATEMENT OF OPERATIONS

(Unaudited)

 (Stated in U.S. Dollars)

		CUMULATIVE
		PERIOD FROM
	THREE	INCEPTION
	MONTHS	DECEMBER 16
	ENDED	2003 TO
	FEBRUARY 28	FEBRUARY 28
	2005	2005

Revenue	$-	$-

Expenses
Bank charges	161	161
Filing fees	509	2,319
Office and sundry	249	2,166
Organizational costs	-	840
Professional fees	3,477	5,357
Website programming	1,155	1,155

Net Loss For The Period	$5,551	$11,998

Basic And Diluted Loss Per Share	$(0.01)

Weighted Average Number Of Common Shares Outstanding	2,500,000

Prior year comparative figures are not presented because the Company was incorporated on December 16, 2003.

PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

INTERIM STATEMENT OF CASH FLOWS

(Unaudited)

(Stated in U.S. Dollars)

		CUMULATIVE
		PERIOD FROM
	THREE	INCEPTION
	MONTHS	DECEMBER 16
	ENDED	2003 TO
	FEBRUARY 28	FEBRUARY 28
	2005	2005

Cash Flows From Operating Activities
Net loss for the period	$(5,551)	$(11,998)

Adjustment To Reconcile Net Loss To Net Cash Used By Operating Activities
GST receivable	(103)	(103)
Inventory	(1,100)	(1,100)
Prepaid expense	(471)	(471)
Accounts payable and accrued liabilities	(1,825)	1,155
Due to shareholder	(2,450)	-
	(11,500)	(12,517)

Cash Flows From Financing Activity
Share capital issued	-	46,000

(Decrease) Increase In Cash	(11,500)	33,483

Cash, Beginning Of Period	44,983	-

Cash, End Of Period	$33,483	$33,483

Supplemental Disclosure Of Cash Flow Information
Interest paid	$-	$-
Income taxes paid	$-	$-

Prior year comparative figures are not presented because the Company was incorporated on December 16, 2003.

PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

FEBRUARY 28, 2005

(Unaudited)

(Stated in U.S. Dollars)

1.

BASIS OF PRESENTATION

The unaudited interim financial statements as of February 28, 2005 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  It is suggested that these financial statements be read in conjunction with the November 30, 2004 audited financial statements and notes thereto.

2.

NATURE OF OPERATIONS

a)

Organization

The Company was incorporated in the State of Nevada, U.S.A., on December 16, 2003.  The intended year end of the Company is November 30.

b)

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $11,998 for the period from inception, December 16, 2003, to February 28, 2005, and has no sales.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its wholesale and online internet sales business.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

3.

SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

FEBRUARY 28, 2005

(Unaudited)

(Stated in U.S. Dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)

Organizational and Start Up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

b)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period.  Actual results could differ from these estimates.

c)

Financial Instruments

The Company’s financial instruments consist of cash, GST receivable, accounts payable and accrued liabilities, and due to shareholder.  Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

d)

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar.  Transactions in foreign currency are translated into U.S. dollars as follows:

i)

monetary items at the rate prevailing at the balance sheet date;

ii)

non-monetary items at the historical exchange rate;

iii)

revenue and expense at the average rate in effect during the applicable accounting period.

PANORAMA INVESTMENTS CORP.

(A Development Stage Company)

NOTES TO INTERIM FINANCIAL STATEMENTS

FEBRUARY 28, 2005

(Unaudited)

(Stated in U.S. Dollars)

3.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)

Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 – “Accounting for Income taxes” (SFAS 109).  This standard requires the use of an asset and liability approach for financial accounting, and reporting on income taxes.  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

f)

Basic and Diluted Loss Per Share

Basic loss per share is calculated using the weighted average number of shares issued and outstanding during the year.  Diluted loss per share is calculated using the treasury stock method.

g)

New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, could have a material effect on the accompanying financial statements.

4.

DUE TO SHAREHOLDER

The balance due to a director and principal shareholder is unsecured and interest free with no specified terms of repayment.

5.

SHARE CAPITAL

During the period ended November 30, 2004, the Company completed a private placement of 1,500,000 common shares at $0.03 per share for gross proceeds of $45,000.